EXHIBIT 3.1

RESTATED ARTICLES OF INCORPORATION

OF PRIVATE MEDIA GROUP, INC.

ARTICLE I

Name. The name of the Corporation (hereinafter called the Corporation) is Private Media Group, Inc.

ARTICLE II

Period of Duration. The period of duration of the Corporation is perpetual.

ARTICLE III

Purposes and Powers. The purposes for which this Corporation is organized is to acquire oil and gas leases, properties and patents, to invest in and acquire stocks, bonds, business investments, real estate investments and to engage in any and all other lawful business.

ARTICLE IV

Capitalization. The Corporation shall have the authority to issue 50,000,000 shares of common stock with each share of common stock having a par value of $.001 (one mil). The common stock of the Corporation is of the same class and shall have the same rights and preferences.

The Corporation shall have the authority is issue 10,000,000 shares of preferred stock with each share of preferred stock having a par value of $.001 (one mil.) The Board of Directors of the Corporation shall have the authority to fix the designations, rights and preferences or other variations of this class or any series within this class.

Fully paid stock of the Corporation shall not be liable for further call or assessment. All shares shall be issued at the direction of the Board of Directors.

ARTICLE V

Directors. The corporation shall be governed by a Board of Directors no less than one (1) and no more than nine (9) directors.

ARTICLE VI

Commencement of Business. The Corporation shall not commence business until at least One Thousand Dollars ($1,000) has been received by the Corporation as consideration for the issuance of it’s shares.

ARTICLE VII

Preemptive Rights. There shall be no preemptive right to acquire unissued and/or treasury shares of the stock of the Corporation.

ARTICLE VIII

Voting of Shares. Each outstanding share of stock shall be entitled to one vote on each matter submitted to a vote at a meeting of Shareholders. Each stockholder shall be entitled to vote or its shares in person or by proxy, executed in writing by such stockholder, or by his duly authorized attorney in fact. At each election of directors, every stockholder entitled to vote in such election in person or by proxy the number of shares owned by him or it for as many persons as there are directors to be elected and for whose election he or it has the right to vote, but the shareholder shall have no right to accumulate his or its shares wit regard to such election.

ARTICLE IX

By-Laws. The By-Laws of the Corporation may be amended repealed or restated, in any manner, by either the Board of directors of the Corporation or the Shareholders of the Corporation. Any By-Law, after this date, specifically adopted or amended by the Shareholders of the Corporation may not be amended, altered or changed without the approval of the Shareholders of the Corporation.

ARTICLE X

Liability of Directors, Officers and Agents. No director, officer or agent, to include legal counsel, shall be personally liable to the corporation or stockholders for monetary damages for any breach of fiduciary duty by such person. Notwithstanding the foregoing sentence, the director, officer or agent shall be liable to the extent provided by the applicable laws, (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for payment of dividends in violation of NRS. 78.300.

The provisions hereof shall not apply to or have any effect on the liability or alleged liability of any officer, director or agent of the corporation for or with respect to any acts or omissions of such person occurring prior to this amendment.

ARTICLE XI

No Application. The corporation shall NOT be governed by nor shall the provisions of NRS 78.378 through and including NRS 78.3793 and NRS 78.411 through and including NRS 78.444 in any way whatsoever affect management, operation, or be applied to this Corporation.

ARTICLE XII

Common Directors. As provided in NRS 78.140, without repeating the section in full here, the same is adopted and no contract or other transaction between this Corporation and any of its officers, directors or agents shall be deemed void or voidable solely for that reason. The balance of the provisions of the code section cited, as it now exists, allowing such transactions, is hereby incorporated in the Article as though more fully set forth.

The below officers hereby state and affirm that they have been authorized to execute these Restated Articles of Incorporation by a resolution of the Board of Directors adopted on December 23, 1999 and that the above provisions correct set forth the text of the article of incorporation of Private Media Group, Inc., as amended to this date.

Dated this 23rd Day of December 1999

/s/ Berth Milton
Berth Milton, President

/s/ W. Sterling Mason Jr.
W. Sterling Mason Jr., Assistant Secretary